EXHIBIT 99.1

    Riverstone Networks Settles Securities Class Action Litigation

    SANTA CLARA, Calif.--(BUSINESS WIRE)--March 24, 2004--Riverstone Networks (OTC:RSTN.PK) today announced that it has reached an agreement in principle to settle all securities class action lawsuits pending against the company in the U.S. District Court in San Francisco.
    Under the terms of the agreement, the plaintiff class will receive a total cash payment of $18.5 million. Riverstone's primary directors and officers' liability insurer committed to pay approximately $11 million of such amount, subject to a reservation of rights by the insurer to seek repayment of that amount. The insurer subsequently has raised questions as to whether it will honor in full this commitment. The settlement payment (net of the amounts, if any, received from its insurers) will be paid by Riverstone, which intends to take all necessary steps to seek reimbursement from its insurers. Riverstone is seeking a prompt determination that the company and its officers and directors are unconditionally entitled to use all of its remaining insurance. The Company currently has $26 million of directors and officers' liability insurance, comprised of approximately $11 million already committed to the settlement by the primary insurer and $15 million of excess liability insurance coverage, which the Company intends to use to offset remaining settlement and defense costs.
    The settlement is subject to court approval, and does not reflect any admission of wrongdoing by Riverstone or any of the former officers or directors named as defendants in the litigation.

    About Riverstone Networks

    Riverstone Networks, Inc. (RSTN.PK) is a leading provider of carrier-class solutions for next generation metro Ethernet networks. Riverstone's metro routers and provisioning solutions deliver the ease of use, cost effectiveness, and flexibility that carriers require in meeting their customers' IP networking requirements in support of voice, video, and data services. Riverstone uniquely permits carriers to offer homogeneous services across existing revenue-generating networks and new Ethernet deployments.

    Except for the historical information contained herein, the matters set forth in this press release, including without limitation statements concerning the finalization and approval of the litigation settlement, the Company's plans to seek reimbursement from its excess insurers, and the ability of the Company to obtain a favorable determination with respect to its entitlement to the proceeds of its directors and officers' liability insurance policies, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include the final approval of the settlement, whether the primary insurer follows through on its commitments, the company's ability to obtain the remaining proceeds of its directors and officers liability insurance, and the risks detailed from time to time in Riverstone Networks' SEC reports, including its quarterly report on Form 10-Q for the period ended November 30, 2002 and subsequent reports on Forms 8-K and 8-K/A. The company assumes no obligation to update or revise these forward-looking statements.

    Riverstone Networks is a registered trademark of Riverstone
Networks, Inc. All other trademarks, service marks and trade names belong to their respective owners.

    CONTACT: Riverstone Networks
             Roger A. Barnes, 408-878-6500 (Executive VP and CFO) or
             Kalt Rosen & Co. LLC
             Howard Kalt, 415-397-2686
             info@KRC-IR.com